Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This agreement (“Agreement”) confirms the terms of the separation of Mary Duseau’s (“you” or “your”) employment with Sorrento Tech, Inc., formerly Roka Bioscience, Inc. (the “Company”), including the payment described below in section 4 that you will receive if you (a) sign and return this Agreement to the Company within 45 days of receipt, (b) do not revoke this Agreement during the 7-day revocation period explained in section 6 below and (c) comply with the other terms of this Agreement.

By signing and not revoking this Agreement, you will be entering into a binding agreement with the Company and agreeing to the terms and conditions in the numbered sections below, including the general release of claims in section 5. Therefore, you are advised to consult with an attorney of your choice before signing this Agreement.

If you choose not to sign and return this Agreement within 45 days of receipt or if you revoke your acceptance of this Agreement, you will not receive the payments described in section 4.

1. Last Day of Employment; Resignation from Board. You acknowledge that the last day of your employment with the Company was December 31, 2017 (“Separation Date”) as a result of a termination without cause. In addition, effective on the Separation Date, you hereby resign your membership on the board of directors of the Company or of any affiliate of the Company or any other board to which you have been appointed or nominated by or on behalf of the Company, and from all other positions with the Company or any subsidiary or other affiliate of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries or other affiliates. After the Separation Date, it is expected that you will refrain from communicating with any members of the Company’s management team unless expressly requested to do so.

2. Final Pay. You will receive your final paycheck on the Separation Date. Your final paycheck included payment for all unpaid salary/wages that you earned through your Separation Date and for your accrued, unused paid time off, if any, less applicable withholdings and deductions. Your receipt of this payment is not contingent upon your execution of this Agreement.

3. Employee Benefits. Your active participation in the Company’s group health insurance plan(s) will end on December 31, 2017. Coverage under any other group benefit plans or programs in which you participated, if any, will also end on the Separation Date.

4. Severance. If you choose to sign and return this Agreement within the required time period, you do not revoke this Agreement and you abide by the other terms of this Agreement, the Company agrees to provide you with a lump sum payment equal to the Severance Payment (the “Severance”) referenced in Section 4.02(B) of the Employment Agreement dated as of February 4, 2015 between you and the Company (the “Employment Agreement”).

You acknowledge that you are not otherwise entitled to the Severance under any severance policy, plan, program, agreement, or otherwise and that the Company would not agree to provide you with the Severance without your general release of claims and other promises in this Agreement. You also agree that the Severance constitute good and valuable consideration for your general release of claims and other promises in this Agreement.

5. General Release of Claims In exchange for the Severance described in section 4 to which you are not otherwise entitled, you (for yourself and your heirs, executors, administrators, beneficiaries, personal representatives and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, the Company, the Company’s past, present and future parent organizations, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, including but not limited to Roka Bioscience, Inc. (the “Released Parties”) from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys’ fees, damages and obligations of any kind or character whatsoever, that you ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date that you sign this Agreement.

This general release of claims includes, without limitation, any and all claims:

•	of discrimination, harassment, retaliation, or wrongful termination;

•	for breach of contract, whether oral, written, express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel or slander; negligence; assault; battery; invasion of privacy; personal injury; compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever;

•	for violation or alleged violation of any federal, state or municipal statute, rule, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Family & Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Genetic Information Discrimination Act, New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the New Jersey False Claims Act, the federal False Claims Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Whistleblower Protection Act, and the California Labor Code, in each case, as such laws have been or may be amended;

•	for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974 (excluding COBRA);

•	to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options;

•	arising out of or relating to any promise, agreement, offer letter, contract (whether oral, written, express or implied), understanding, personnel policy or practice, or employee handbook;

•	relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment, including, without limitation any and all claims for discrimination, harassment, retaliation or wrongful discharge under any common law theory, public policy or any federal state or local statute or ordinance not expressly listed above; and

•	any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, costs and disbursements.

You expressly acknowledge that this general release of claims includes any and all claims arising up to and including the date you sign this agreement which you have or may have against the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or un-asserted, disclosed or undisclosed. By signing this Agreement, you expressly waive any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and you further waive any rights under statute or common law principles that otherwise prohibits the release of unknown claims, including the provisions of California Civil Code Section 1542 which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

This general release of claims does not apply to, waive or affect: any rights or claims that may arise after the date you sign this Agreement; any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; or your rights to any vested benefits to which you are entitled under the terms of the applicable employee benefit plan (the “Excluded Claims”). This general release of claims also does not apply to, waive, affect, limit or interfere with your preserved rights described in section 13 below.

6. Waiver of Claims under ADEA; Time to Consider/Revoke. You acknowledge, understand and agree that the general release of claims in section 5 above includes, but is not limited to, a waiver and release of all claims that you may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) arising up to and including the date that you sign this agreement. As required by the Older Workers Benefit Protection Act of 1990, you are hereby advised that:

•	you are not waiving any rights or claims under the ADEA that may arise after the date you sign this Agreement;

•	you should consult with an attorney of your choice concerning your rights and obligations under this Agreement before signing this Agreement;

•	you should fully consider this Agreement before signing it;

•	nothing in this Agreement prevents or precludes you from challenging (or seeking a determination of) the validity of the waiver under the ADEA;

•	you have at least forty-five (45) days from the date you received this Agreement to consider whether or not you want to sign it. You also should understand that you may use as much or as little of the review period as you wish before deciding whether or not to sign this Agreement;

•	if you do not sign and return this Agreement within the required time period, then the Company’s offer to provide you with the Severance described in section 4 above, will automatically terminate;

•	at any time within seven (7) days after signing this Agreement, you may change your mind and revoke your acceptance of this Agreement. To be effective, your revocation must be in writing and either hand-delivered or sent electronically to the Company within the 7-day period;

•	this Agreement is not effective or enforceable until (and if) the revocation period has passed without a revocation;

•	if you exercise your right to revoke, this Agreement (including, without limitation, the Company’s offer to provide you with the Severance described in section 4 and your release of claims in section 5 above) will not be enforceable; and

•	if you do not revoke your acceptance of this Agreement, the eighth day following the date that you sign this agreement will be the effective date.

7. No Pending Claims. You represent and warrant that you have no charges, lawsuits, or actions pending in your name against any of the Released Parties relating to any claim that has been released in this Agreement. You also represent and warrant that you have not assigned or transferred to any third party any right or claim against any of the Released Parties that you have released in this Agreement.

8. Covenant not to Sue. Except as provided in section 13 below, you covenant and agree that you will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Released Parties with respect to any claim that has been released in this Agreement.

9. Cooperation with Investigations/Litigation. You agree, at the Company’s request, to reasonably cooperate, by providing truthful information, documents and testimony, in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during your employment with the Company. Your requested cooperation may include, for example, making yourself reasonably available to consult with the Company’s counsel, providing truthful information and documents, and to appear to give truthful testimony. The Company will, to the extent permitted by applicable law and court rules, reimburse you for reasonable out-of-pocket expenses that you incur in providing any requested cooperation, so long as you provide advance written notice to the Company of your request for reimbursement and provide satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, preclude or limit your preserved rights described in section 13 below.

10. Confidentiality of this Agreement; Non-Disparagement. You agree that you will not disclose to others the existence or terms of this Agreement, except to your immediate family, attorneys and bona fide financial advisors and then only after securing the agreement of such individual(s) to maintain the confidentiality of this Agreement. You also agree that you will not at any time make any disparaging or derogatory statements concerning the Company or its business, products and services. However, nothing in this section is intended to, and shall not, restrict or limit you from exercising your preserved rights described in section 13 or restrict or limit you from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.

11. Non-Disclosure Obligations. You acknowledge your obligation to keep confidential, and to not disclose or use (and you agree to keep confidential and not disclose or use) any and all confidential information or otherwise non-public information concerning the Company that you acquired during the course of your employment (such as non-public information about the Company’s clients, business affairs, prospects and financial condition), unless such disclosure is made in response to a subpoena, other legal process, valid governmental inquiry or otherwise required by law or is reasonably necessary to exercise your preserved rights under section 13. Confidential information includes all trade secrets, client lists and information related to client files, know-how, show-how, technical, operating, financial, and other business information and materials. You also acknowledge and reaffirm, and agree to comply with, your obligations under any other agreement relating to intellectual property or confidential information that you previously executed for the benefit of the Company, which agreement, if any, also remains in full force and effect. You will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if (a) you make such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) you make such disclosure in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

12. Return of Company Documents and Other Property. You confirm that you have returned to the Company any and all Company documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business and/or containing any non-public information concerning the Company or its clients, as well as all equipment, keys, access cards, credit cards, computers, computer hardware and software, electronic devices and any other Company property in your possession, custody or control. You also represent and warrant that you have not retained copies of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). You also agree that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

13. Preserved Rights: This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with

(a) your protected rights under federal, state or local law to, without notice to the Company: (i) communicate or file a charge with a government regulator, (ii) participate in an investigation or proceeding conducted by a government regulator, or (iii) receive an award paid by a government regulator for providing information; or

(b) your protected right to test in any court, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement; or

(c) your right to enforce the terms of this Agreement and to exercise your rights relating to any other Excluded Claims.

14. No Other Pay or Benefits; No-Right to Re-Employment. You acknowledge and agree that upon payment of the amounts described in this section 2, you will have been paid for all work performed including, without limitation, all salary/wages, bonuses, overtime, commissions and any earned, but unused, vacation time due to you up through and including the last day of your employment. You acknowledge and agree that, except for Company’s obligation to provide the Severance specifically provided in section 4, you are entitled to no other payments or benefits and the Released Parties have no further obligations to you whatsoever, whether arising out of your employment with the Company, your separation from the Company or otherwise. You further acknowledge that you have no right to reinstatement or re-employment with the Company or any affiliate of the Company and agree that any application by you for re-employment may be rejected without explanation or liability.

15. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you, the Company or any of the other Released Parties of any liability, wrongdoing or violation of law.

16. Breach. If you materially breach your obligations under this Agreement, then, in addition to any of the Company’s other rights and remedies at law or in equity, the Company shall have the right to cease providing the Severance and/or require you to return, upon written demand, 90% of the value of the Severance that you may already have received, but all of the other terms of this Agreement will remain in effect. The exercise of your preserved rights under section 13 (including, without limitation, a challenge to the validity of the ADEA waiver) will, in no event, be considered a breach of your obligations under this Agreement.

17. Miscellaneous

(a) This Agreement contains the entire agreement and understanding between you and the Company concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings (both written and oral) between you and the Company concerning the subject matter of this Agreement, except that your obligations under any employee agreement(s) relating to intellectual property, confidential information, and non-disclosure that you have signed for the benefit of the Company remain in full force and effect. This Agreement may only be modified by a written document signed by you and an authorized officer of the Company.

(b) This Agreement shall inure to the benefit of the Company and the other Released Parties and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, you and your heirs, executors, administrators, trustees and legal representatives. This Agreement is personal to you and you may not assign or delegate your rights or duties under this Agreement, and any such assignment or delegation will be null and void.

(c) The provisions of this Agreement are severable. If any provision in this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

(d) The Company and you shall each bear their own costs, fees (including, without limitation, attorney’s fees) and expenses in connection with the negotiation, preparation and execution of this Agreement. You acknowledge and understand that Lowenstein Sandler LLP represents the Company and does not represent you. You have the right to your own legal counsel at your own expense.

(e) The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

(f) This Agreement will be governed and interpreted under the laws of the State of New Jersey, without giving effect to choice of law principles. The Company and you irrevocably consent to the jurisdiction of the federal and state courts in the State of New Jersey for the resolution of any disputes arising under or respect to this Agreement.

(g) Given the full and fair opportunity provided to each party to consult with their respective counsel regarding terms of this Agreement, ambiguities shall not be construed against either party by virtue of such party having drafted the subject provision.

(h) The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

18. Opportunity to Review. You represent and warrant that you:

•	have had sufficient opportunity to consider this Agreement;

•	have carefully read this Agreement and understand all of its terms;

•	are not incompetent and have not had a guardian, conservator or trustee appointed for you;

•	have entered into this Agreement of your own free will and volition and that, except for the promises expressly made by the Company in this Agreement, no other promises or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement;

•	understand that you are responsible for your own attorneys’ fees and costs;

•	have been advised and encouraged by the Company to consult with your own independent counsel before signing this Agreement;

•	have had the opportunity to review this Agreement with counsel of your choice or have chosen voluntarily not to do so;

•	you were given at least forty-five (45) days to review this Agreement and the accompanying statistical chart before signing it and understood that you were free to use as much or as little of the review period as you wished or considered necessary before deciding to sign it; and

•	understand that this Agreement is valid, binding, and enforceable against you and the Company according to its terms.

If you wish to accept this Agreement, please sign, date and return it to the Company within 45 days of receipt, but not before the Separation Date.

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Agreed to and accepted on this     1st     day of     January            , 2018

Witness:	EMPLOYEE:

/s/ Mary Duseau
Mary Duseau

Agreed to and accepted on this     3rd     day of     January, 2018

SORRENTO TECH, INC., FORMERLY ROKA BIOSCIENCE, INC.

By:	/s/ Lars Boesgaard
Name: Lars Boesgaard
Title: VP and CFO